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                                                                    EXHIBIT 99.1
NEWS RELEASE
February 5, 2001

                                Contacts:   Paul S. Dunn, Investor Relations, or
                                            Henry Blissenbach, Chairman and CEO,
                                            at Chronimed Inc. (952) 979-3888

          CHRONIMED ANNOUNCES ACQUISITION OF APP PHARMACY RETAIL STORES

ACQUISITION STRENGTHENS STATSCRIPT RETAIL POSITION IN HIV AND TRANSPLANT MARKETS


MINNEAPOLIS, FEBRUARY 5, 2001 -- CHRONIMED INC. (NASDAQ: CHMD), announced today that it has acquired the retail pharmacies of American Prescription Providers, Inc. ("APP"). The four pharmacies, which are located in New York City, Miami Beach, Atlanta, and Philadelphia, will be renamed and integrated into Chronimed's retail chain of StatScript pharmacies. The privately held APP is a provider of specialty pharmaceutical products for people with chronic conditions such as HIV/AIDS and organ transplant. Chronimed paid cash for substantially all of the assets, excluding accounts receivable.

     According to Henry F. Blissenbach, Chronimed's chairman and chief executive officer, "We made this acquisition for three strategic reasons. First, since each of the stores is located in a city where we have an existing StatScript pharmacy, we will achieve immediate operational leverage. Second, we strengthen our nationwide leadership position in serving HIV patients. And third, APP has a significant retail business of providing medications for individuals living with transplants, which nicely complements Chronimed's existing transplant business."

     Mr. Blissenbach further commented, "APP has enjoyed a tremendous reputation with both patients and physicians for quality service. This outstanding reputation provides a significant platform for future revenue growth. This transaction should provide significant value to Chronimed's shareholders."

     Gregory H. Keane, Chronimed's Chief Financial Officer, commented on the positive financial impact to the business, "With this acquisition, we are increasing our June fiscal year 2001 revenue expectation from approximately $270 million to $285 million or better, with our March fiscal third quarter expectation up from $72 million to $77 million. We would expect fiscal 2002 revenue to increase $40 million against current analyst estimates of approximately $330 million. Regarding the impact on earnings, we expect the APP acquisition to have a neutral impact on fiscal third quarter as we integrate the pharmacies, approximately one cent per share accretive in fiscal fourth quarter, and three to four cents accretive in fiscal 2002."


     Chronimed Inc. is a disease-focused specialty pharmacy drug distribution company serving the prescription drug needs of people with selected chronic health conditions. The Company distributes pharmaceuticals and provides specialized patient management services nationwide for people with long-term chronic conditions such as HIV/AIDS, organ transplant, and other

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CHRONIMED ANNOUNCES APP RETAIL PHARMACY ACQUISITION

FEBRUARY 5, 2001 - PAGE TWO

diseases treated with oral and injectable biotech medications. Chronimed works directly with patients, physicians, payors, manufacturers, and wholesalers to improve clinical and cost-of-care outcomes. Chronimed's web site address is www.chronimed.com.

     As a cautionary note to investors, certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; pressures on gross profit margins; the Company's ability to execute its sales and marketing plans; changes in the status of managed care contracts; changes in ownership; material litigation; and the risks described from time to time in the Company's public reports filed with the SEC.